Exhibit 99.1

GULF ISLAND

REPORTS SECOND QUARTER 2022 RESULTS

HOUSTON, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial and energy sectors, today announced results for the second quarter 2022.

SECOND QUARTER 2022 SUMMARY (as compared to the second quarter 2021)

•	Revenue of $35.9 million, 47.9% increase y/y
•	Income from Continuing Operations of $0.5 million, including gain from insurance recoveries of $3.4 million and loss from Shipyard Division of $1.4 million
•	Non-GAAP EBITDA from Continuing Operations of $1.8 million, including gain from insurance recoveries of $3.4 million and loss from Shipyard Division of $1.4 million
•	Operating income for Services Division of $2.3 million, $1.0 million increase y/y
•	Non-GAAP EBITDA for Services Division of $2.7 million, $1.3 million increase y/y
•	Cash balance of $40.8 million at June 30, 2022

Consolidated revenue for the second quarter 2022 was $35.9 million, compared to $24.3 million for the second quarter 2021. Consolidated income from continuing operations for the second quarter 2022 was $0.5 million, compared to a loss of $1.6 million for the second quarter 2021. Consolidated EBITDA from continuing operations was $1.8 million for the second quarter 2022, versus a loss of $0.4 million for the prior year period. Consolidated income and EBITDA from continuing operations included a gain of $3.4 million from insurance recoveries associated with damage previously caused by Hurricane Ida and a loss from the Shipyard Division of $1.4 million. See “Non-GAAP Measures” below for the Company’s reconciliation and definition of EBITDA.

MANAGEMENT COMMENTARY

“The favorable trends in our Services business continued into the second quarter, as we posted another period of strong revenue and EBITDA growth,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “Our Services EBITDA nearly doubled to $2.7 million during the second quarter, owing to strong business fundamentals, more attractive mix, and the benefit of the DSS Acquisition. We continue to be optimistic about the outlook for our Services business given the strong demand trends for onshore and offshore services in the Gulf Coast region, which combined with the limited labor availability, positions us well for continued strong results. In addition, we are seeing increasing cross-sell opportunities and pull-though fabrication work as a result of the DSS Acquisition and our expanded Services platform.”

“We remain encouraged by the robust LNG project activity in the Gulf Coast region and are confident that our disciplined approach to bidding on large fabrication projects will soon pay off,” continued Heo. “There are approximately twelve LNG projects in the Gulf Coast region that are approved but not yet under construction, and with industry fabrication capacity already challenged to meet demand, we believe we are well positioned to benefit given our skilled craft workforce and strategic location.”

“We continue to experience solid revenue growth in our small-scale fabrication business and strong project execution despite the under-utilization of our facilities,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “We ended the quarter with $41 million in cash, which was slightly better than expectations, and we remain confident we have sufficient liquidity and financial flexibility to fund the accelerating growth opportunities in both our Services and Fabrication businesses.”

“I am happy with the solid operating results for the second quarter, highlighted by the continued expansion of our Services platform, as well as the important progress we continued to make on our strategic initiatives,” noted Heo. “Based on the momentum in our Services business, the healthy bidding activity for large fabrication projects, and our continued strong project execution, I am excited by the potential growth opportunities for 2023,” concluded Heo.

STRATEGIC UPDATE

Gulf Island continues to execute on the second phase of its strategic transformation, which is focused on generating stable, profitable growth based on pursuing new growth end markets, growing and diversifying its services business, further strengthening project execution, and expanding its skilled labor workforce. Below is an update on the progress made on each of these initiatives during the second quarter:

Pursue new growth end markets – Bidding activity in the LNG and petrochemical markets remains robust, and the Company remains optimistic that it is well-positioned to benefit from this strong market demand and limited industry capacity. In addition, activity related to the energy transition in the U.S. continues to accelerate, providing a meaningful opportunity for Gulf Island over the longer-term. The recent announcement from the Biden administration ordering an examination of the potential for offshore wind projects in the Gulf of Mexico is another example of the longer-term opportunity for Gulf Island as the ongoing energy transition accelerates.

Grow and diversify services business – Gulf Island continues to expand its Services platform with second quarter revenues more than doubling to over $22 million. The growth outlook for the Services Division remains attractive due to robust activity in the offshore services market, increased momentum for onshore opportunities in the Gulf Coast region, and synergy opportunities following the DSS Acquisition.

Further strengthen project execution and maintain bidding discipline – Project execution remained strong in the second quarter with projects performing consistent with as-sold estimates. Additionally, Gulf Island continues to take a disciplined approach to bidding on large fabrication project opportunities to ensure awarded projects generate adequate returns and minimize risk.

Expand skilled workforce – Gulf Island was able to make significant progress on expanding its skilled labor force through the DSS Acquisition, which nearly doubled its skilled craft workforce and expanded its geographic footprint for skilled labor. The Company continues to focus on employee retention and opportunities to expand headcount in order to take advantage of strong end market trends.

SEGMENT RESULTS

Services Segment – Revenue for the second quarter 2022 was $22.2 million, an increase of $11.9 million compared to the second quarter 2021. The increase was primarily due to incremental revenue associated with the DSS Acquisition and higher offshore services activity.

New project awards were $23.1 million for the second quarter 2022, representing a 161.9% year-over -year increase, and backlog totaled $2.1 million at June 30, 2022. The new award growth was driven by the DSS Acquisition and higher offshore services work. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $2.3 million for the second quarter 2022, compared to operating income of $1.3 million for the second quarter 2021. EBITDA for the second quarter was $2.7 million (or 12.3% of revenue), versus $1.4 million (or 13.9% of revenue) for the prior year period. Operating results for the second quarter 2022 benefited from strong trends in the division’s legacy offshore services business, a strong project margin mix and the DSS Acquisition.

Fabrication Segment – Revenue for the second quarter 2022 was $10.8 million, a decrease of $0.4 million compared to the second quarter 2021. The decrease was primarily due to completion of several large fabrication projects that were in progress in the prior period, offset partially by increased small-scale fabrication activity.

New project awards were $11.7 million for the second quarter 2022, representing a 20.0% year-over-year increase, and backlog totaled $7.9 million at June 30, 2022. The new award growth was driven by higher small-scale fabrication work. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $1.6 million for the second quarter 2022, compared to operating income of $0.4 million for the second quarter 2021. EBITDA for the second quarter was $2.4 million, versus $1.3 million for the prior year period. Operating income and EBITDA for the second quarter 2022 included a gain of $3.4 million from insurance recoveries associated with damage previously caused by Hurricane Ida. Operating income and EBITDA for the second quarter 2021 included project improvements of $1.9 million attributable to the division’s material supply, offshore modules and marine docking structures projects. Operating results for both periods were impacted by low revenue volume and the associated partial under-recovery of overhead costs due to the under-utilization of facilities and resources; however, the 2022 period experienced an increase in such under-recovery of overhead costs due to lower work hours for the division’s large fabrication projects. These impacts were offset partially by a more favorable project margin mix.

Shipyard Segment – Revenue for the second quarter 2022 was $3.0 million, a decrease of $0.2 million compared to the second quarter 2021. Revenue for both quarters was related entirely to the division’s seventy-vehicle ferry and two forty-vehicle ferry projects.

Operating loss was $1.4 million for the second quarter 2022, compared to an operating loss of $1.1 million for the second quarter 2021. Results for the second quarter 2022 included ongoing vessel holding costs and legal fees of $1.2 million associated with the Company’s MPSV dispute.

Corporate Segment – Operating loss was $2.0 million for the second quarter 2022, compared to an operating loss of $2.1 million for the second quarter 2021.

Discontinued Operations – In April 2021, the Company sold its Shipyard Division operating assets and long-term construction contracts (“Shipyard Transaction”). Discontinued operations for the 2021 periods include the results associated with the operations included in the Shipyard Transaction and associated with certain previously closed Shipyard Division facilities. Operating loss from discontinued operations was $1.3 million for the second quarter 2021. There were no results from discontinued operations for the second quarter 2022.

Segment Descriptions – The Company’s current reportable segments are “Services”, “Fabrication”, “Shipyard” and “Corporate”. The Services Segment includes offshore and onshore services work performed at customer facilities, including offshore platforms, and includes the results of the services and industrial staffing businesses of Dynamic Industries, Inc. acquired in December 2021 (“DSS Acquisition”). The Fabrication Segment includes all fabrication work performed on-site at the Company’s facilities, including pull-through fabrication work for the Services Segment. The Shipyard Segment includes three ferries under construction that are anticipated to be completed during the second half of 2022 and holding costs and legal fees associated with the Company’s contract dispute for two multi-purpose supply vessels (“MPSV”). The Corporate Segment includes costs that are not directly related to the Company’s operating divisions, including costs of being a publicly traded company.

BALANCE SHEET AND LIQUIDITY

The Company’s cash balance at June 30, 2022 was $40.8 million, including $1.7 million of restricted cash associated with outstanding letters of credit. At June 30, 2022, the Company had no bank debt.

SECOND QUARTER 2022 CONFERENCE CALL

Gulf Island will hold a conference call on Tuesday, August 9, 2022 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.888.394.8218 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company's website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures and modules and provider of specialty services, including project management, hookup, commissioning, repair, maintenance, scaffolding, coatings, civil construction and staffing services to the industrial and energy sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; and EPC companies. The Company is headquartered in Houston, Texas and its primary operating facilities are located in Houma, Louisiana.

NON-GAAP MEASURES

This Release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), new project awards and backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company's operating results excluding the non-cash impacts of depreciation and amortization. Reconciliations of EBITDA to the most comparable GAAP measure are presented under “Consolidated Results of Operations” and “Results of Operations by Segment” below.

The Company believes new project awards and backlog are useful supplemental measures as they represent work that the Company is obligated to perform under its current contracts. New project awards represent the expected revenue value of contract commitments received during a given period, including scope growth on existing contract commitments. Backlog represents the unrecognized revenue value of new project awards, and at June 30, 2022, was consistent with the value of remaining performance obligations for contracts as determined under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENTS

This Release contains forward-looking statements in which the Company discusses its potential future performance. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to timing of wind down of our Shipyard Division operations, diversification and entry into new end markets, improvement of risk profile, industry outlook, oil and gas prices, timing of investment decisions and new project awards, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include: the final assessment of damage to its Houma facilities and the related recovery of any insurance proceeds; the duration and scope of, and uncertainties associated with, the ongoing global pandemic caused by COVID-19 (including new and emerging strains and variants) as well as the war in Ukraine, and the corresponding volatility in oil prices and the impact thereof on its business; its ability to secure new project awards, including fabrication projects for refining, petrochemical, LNG, industrial and sustainable energy end markets; the Company’s ability to improve project execution; its inability to realize the expected financial benefits of the Shipyard Transaction; the ability to successfully integrate the DSS Acquisition; the cyclical nature of the oil and gas industry; competition; consolidation of its customers; timing and award of new contracts; reliance on significant customers; financial ability and credit worthiness of its customers; nature of its contract terms; competitive pricing and cost overruns on its projects; adjustments to previously reported profits or losses under the percentage-of-completion method; weather impacts to operations; changes in contract estimates; suspension or termination of projects; its ability to raise additional capital; its ability to amend or obtain new debt financing or credit facilities on favorable terms; its ability to generate sufficient cash flow; its ability to sell certain assets; any future asset impairments; utilization of facilities or closure or consolidation of facilities; customer or subcontractor disputes; its ability to resolve the dispute with a customer relating to the purported terminations of contracts to build two MPSVs and any other material legal proceedings; operating dangers, weather events and limits on insurance coverage; barriers to entry into new lines of business; its ability to employ skilled workers; loss of key personnel; performance of subcontractors and dependence on suppliers; changes in trade policies of the U.S. and other countries, including in response to Russia’s invasion of Ukraine; compliance with regulatory and environmental laws; lack of navigability of canals and rivers; systems and information technology interruption or failure and data security breaches; performance of partners in any future joint ventures and other strategic alliances; shareholder activism; focus on environmental, social and governance factors by institutional investors and regulators; and other factors described under “Risk Factors” in Part I, Item 1A of the Company’s 2021 Annual Report and as may be further updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
New project awards(2)	$35,534	$27,606	$18,192	$63,140	$29,739

Revenue	$35,902	$28,686	$24,268	$64,588	$48,053
Cost of revenue	34,230	29,106	23,047	63,336	46,807
Gross profit (loss)(3)	1,672	(420)	1,221	1,252	1,246
General and administrative expense(4)	4,345	4,110	3,088	8,455	5,875
Other (income) expense, net(5)	(3,206)	452	(380)	(2,754)	(909)
Operating income (loss)	533	(4,982)	(1,487)	(4,449)	(3,720)
Interest (expense) income, net	(18)	(40)	(95)	(58)	(289)
Income (loss) before income taxes	515	(5,022)	(1,582)	(4,507)	(4,009)
Income tax (expense) benefit	13	(5)	4	8	15
Income (loss) from continuing operations	528	(5,027)	(1,578)	(4,499)	(3,994)
Loss from discontinued operations, net of taxes(6)	-	-	(1,251)	-	(17,372)
Net income (loss)	$528	$(5,027)	$(2,829)	$(4,499)	$(21,366)
Per share data:
Basic and diluted income (loss) from continuing operations	$0.03	$(0.32)	$(0.10)	$(0.29)	$(0.26)
Basic and diluted loss from discontinued operations	-	-	(0.08)	-	(1.12)
Basic and diluted income (loss) per common share	$0.03	$(0.32)	$(0.18)	$(0.29)	$(1.38)

Consolidated EBITDA(2) (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Net income (loss) from continuing operations	$528	$(5,027)	$(1,578)	$(4,499)	$(3,994)
Less: Income tax (expense) benefit	13	(5)	4	8	15
Less: Interest (expense) income, net	(18)	(40)	(95)	(58)	(289)
Operating income (loss)	533	(4,982)	(1,487)	(4,449)	(3,720)
Add: Depreciation and amortization	1,273	1,251	1,082	2,524	2,149
EBITDA	$1,806	$(3,731)	$(405)	$(1,925)	$(1,571)

_________________

(1)	See “Results of Operations by Segment” below for results by segment.
(2)	New projects awards and EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards and EBITDA.
(3)

Gross profit for the Fabrication Division for the three and six months ended June 30, 2021, includes project improvements of $1.9 million and $2.0 million, respectively. Gross loss for the Shipyard Division for the three and six months ended June 30, 2021, includes project charges of $0.9 million and $1.7 million, respectively, and for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, and six months ended June 30, 2022 and 2021, includes vessel holding costs of $0.2 million, $0.2 million, $0.2 million, $0.4 million and $0.3 million, respectively, associated with the Company’s MPSV dispute.

(4)

General and administrative expense for the Shipyard Division for the three months ended June 30 2022, March 31, 2022 and June 30, 2021, and six months ended June 30, 2022 and 2021, includes legal fees of $1.0 million, $0.7 million, $0.3 million, $1.7 million and $0.5 million, respectively, associated with the Company’s MPSV dispute.

(5)

Other expense for the Services Division for the three and six months ended June 30, 2022, includes costs of $0.1 million and $0.1 million, respectively, associated with integrating operations and consolidating facilities related to the DSS Acquisition. Other (income) expense for the Fabrication Division for the three and six months ended June 30, 2022, includes gains of $3.4 million and $3.1 million (inclusive of charges), respectively, from insurance recoveries associated with damage previously caused by Hurricane Ida, for the three months ended March 31, 2022, includes charges of $0.3 million associated with insurance deductibles and other costs related to the impacts of Hurricane Ida, and for the six months ended June 30, 2021, includes a gain of $0.4 million associated with the settlement of a property tax dispute. Other expense for the Shipyard Division for the three and six months ended June 30, 2022, includes charges of $0.2 million and $0.2 million, respectively, associated with insurance deductibles and other costs related to the impacts of Hurricane Ida.

(6)

Discontinued operations include results associated with the operations included in the Shipyard Transaction and associated with certain previously closed Shipyard Division facilities. Discontinued operations for the three and six months ended June 30, 2021, included impairment charges and transaction costs of $1.9 million and $25.3 million, respectively, related to the Shipyard Transaction, and for the six months ended June 30, 2021, included project improvements of $8.4 million.

Results of Operations by Segment (in thousands)

	Three Months Ended			Six Months Ended
Services Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
New project awards(1)	$23,060	$19,402	$8,804	$42,462	$15,227

Revenue	$22,180	$20,664	$10,278	$42,844	$17,784
Cost of revenue	18,976	18,736	8,680	37,712	15,622
Gross profit	3,204	1,928	1,598	5,132	2,162
General and administrative expense	760	729	306	1,489	587
Other (income) expense, net(2)	109	12	-	121	10
Operating income	$2,335	$1,187	$1,292	$3,522	$1,565

EBITDA(1)
Operating income	$2,335	$1,187	$1,292	$3,522	$1,565
Add: Depreciation and amortization	386	360	141	746	298
EBITDA	$2,721	$1,547	$1,433	$4,268	$1,863

	Three Months Ended			Six Months Ended
Fabrication Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
New project awards(1)	$11,726	$8,296	$9,769	$20,022	$15,480

Revenue	$10,839	$5,617	$11,242	$16,456	$22,978
Cost of revenue	12,208	7,638	10,536	19,846	21,791
Gross profit (loss)(3)	(1,369)	(2,021)	706	(3,390)	1,187
General and administrative expense	567	625	455	1,192	906
Other (income) expense, net(4)	(3,536)	287	(176)	(3,249)	(792)
Operating income (loss)	$1,600	$(2,933)	$427	$(1,333)	$1,073

EBITDA(1)
Operating income (loss)	$1,600	$(2,933)	$427	$(1,333)	$1,073
Add: Depreciation and amortization	813	816	860	1,629	1,691
EBITDA	$2,413	$(2,117)	$1,287	$296	$2,764

	Three Months Ended			Six Months Ended
Shipyard Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
New project awards(1)	$833	$-	$-	$833	$-

Revenue	$2,968	$2,497	$3,129	$5,465	$8,259
Cost of revenue	3,131	2,824	4,134	5,955	10,196
Gross loss(5)	(163)	(327)	(1,005)	(490)	(1,937)
General and administrative expense(6)	1,000	746	263	1,746	459
Other (income) expense, net(7)	221	115	(204)	336	(127)
Operating loss	$(1,384)	$(1,188)	$(1,064)	$(2,572)	$(2,269)

EBITDA(1)
Operating loss	$(1,384)	$(1,188)	$(1,064)	$(2,572)	$(2,269)
Add: Depreciation and amortization	-	-	-	-	-
EBITDA	$(1,384)	$(1,188)	$(1,064)	$(2,572)	$(2,269)

	Three Months Ended			Six Months Ended
Corporate Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
New project awards (eliminations)(1)	$(85)	$(92)	$(381)	$(177)	$(968)

Revenue (eliminations)	$(85)	$(92)	$(381)	$(177)	$(968)
Cost of revenue	(85)	(92)	(303)	(177)	(802)
Gross loss	-	-	(78)	-	(166)
General and administrative expense	2,018	2,010	2,064	4,028	3,923
Other (income) expense, net	-	38	-	38	-
Operating loss	$(2,018)	$(2,048)	$(2,142)	$(4,066)	$(4,089)

EBITDA(1)
Operating loss	$(2,018)	$(2,048)	$(2,142)	$(4,066)	$(4,089)
Add: Depreciation and amortization	74	75	81	149	160
EBITDA	$(1,944)	$(1,973)	$(2,061)	$(3,917)	$(3,929)

_________________

(1)	New projects awards and EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards and EBITDA.
(2)

Other expense for the Services Division for the three and six months ended June 30, 2022, includes costs of $0.1 million and $0.1 million, respectively, associated with integrating operations and consolidating facilities related to the DSS Acquisition.

(3)	Gross profit for the Fabrication Division for the three and six months ended June 30, 2021, includes project improvements of $1.9 million and $2.0 million, respectively.
(4)

Other (income) expense for the Fabrication Division for the three and six months ended June 30, 2022, includes gains of $3.4 million and $3.1 million (inclusive of charges), respectively, from insurance recoveries associated with damage previously caused by Hurricane Ida, for the three months ended March 31, 2022, includes charges of $0.3 million associated with insurance deductibles and other costs related to the impacts of Hurricane Ida, and for the six months ended June 30, 2021, includes a gain of $0.4 million associated with the settlement of a property tax dispute.

(5)

Gross loss for the Shipyard Division for the three and six months ended June 30, 2021, includes project charges of $0.9 million and $1.7 million, respectively, and for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, and six months ended June 30, 2022 and 2021, includes vessel holding costs of $0.2 million, $0.2 million, $0.2 million, $0.4 million and $0.3 million, respectively, associated with the Company’s MPSV dispute.

(6)

General and administrative expense for the Shipyard Division for the three months ended June 30 2022, March 31, 2022 and June 30, 2021, and six months ended June 30, 2022 and 2021, includes legal fees of $1.0 million, $0.7 million, $0.3 million, $1.7 million and $0.5 million, respectively, associated with the Company’s MPSV dispute.

(7)

Other expense for the Shipyard Division for the three and six months ended June 30, 2022, includes charges of $0.2 million and $0.2 million, respectively, associated with insurance deductibles and other costs related to the impacts of Hurricane Ida.

Consolidated Balance Sheets (in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,117	$52,886
Restricted cash, current	1,703	1,297
Contract receivables and retainage, net	26,816	15,986
Contract assets	5,185	4,759
Prepaid expenses and other assets	8,980	6,971
Inventory	1,749	1,779
Assets held for sale	1,800	1,800
Total current assets	85,350	85,478
Restricted cash, noncurrent	—	406
Property, plant and equipment, net	30,966	32,866
Goodwill	2,217	2,217
Other intangibles, net	913	984
Other noncurrent assets	13,554	13,322
Total assets	$133,000	$135,273
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,763	$9,280
Contract liabilities	3,309	6,648
Accrued expenses and other liabilities	16,284	14,026
Total current liabilities	31,356	29,954
Other noncurrent liabilities	1,296	1,411
Total liabilities	32,652	31,365
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 15,923 shares issued and outstanding at June 30, 2022 and 15,622 at December 31, 2021	11,478	11,384
Additional paid-in capital	106,356	105,511
Accumulated deficit	(17,486)	(12,987)
Total shareholders’ equity	100,348	103,908
Total liabilities and shareholders’ equity	$133,000	$135,273

Consolidated Cash Flows(1) (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$528	$(5,027)	$(2,829)	$(4,499)	$(21,366)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,273	1,251	1,275	2,524	3,215
Asset impairments	—	—	—	—	22,750
Loss on Shipyard Transaction	—	—	2,581	—	2,581
(Gain) loss on sale of fixed assets, net	(17)	(25)	51	(42)	60
Stock-based compensation expense	489	571	364	1,060	677
Changes in operating assets and liabilities:
Contract receivables and retainage, net	(3,173)	(7,657)	4,433	(10,830)	1,654
Contract assets	(2,491)	2,065	(710)	(426)	(4,561)
Prepaid expenses, inventory and other current assets	1,640	(2,070)	(904)	(430)	(676)
Accounts payable	2,179	346	(12,776)	2,525	(11,020)
Contract liabilities	(889)	(2,450)	(2,007)	(3,339)	(5,324)
Accrued expenses and other current liabilities	(1,864)	1,792	(1,095)	(72)	1,104
Noncurrent assets and liabilities, net	(199)	(147)	(110)	(346)	(463)
Net cash used in operating activities	(2,524)	(11,351)	(11,727)	(13,875)	(11,369)
Cash flows from investing activities:
Capital expenditures	(34)	(440)	(461)	(474)	(921)
Proceeds from Shipyard Transaction, net of transaction costs	886	—	31,677	886	31,677
Proceeds from sale of property and equipment	38	25	4,400	63	4,439
Maturities of short-term investments	—	—	8,000	—	8,000
Net cash provided by (used in) investing activities	890	(415)	43,616	475	43,195
Cash flows from financing activities:
Financed insurance premium payments	(248)	—	—	(248)	—
Tax payments for vested stock withholdings	(62)	(59)	(8)	(121)	(108)
Net cash used in financing activities	(310)	(59)	(8)	(369)	(108)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,944)	(11,825)	31,881	(13,769)	31,718
Cash, cash equivalents and restricted cash, beginning of period	42,764	54,589	42,996	54,589	43,159
Cash, cash equivalents and restricted cash, end of period	$40,820	$42,764	$74,877	$40,820	$74,877

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(1)	Cash flow activity for discontinued operations is not presented separately for any period in the Consolidated Statement of Cash Flows.